Exhibit 5.1

[Letterhead of South Jersey Industries, Inc.]

April 23, 2018

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, NJ  08037

Re:	South Jersey Industries, Inc.
Registration Statement on Form S‑3 (File No. 333-211259)

Ladies and Gentlemen:

I, as Senior Vice President, General Counsel of South Jersey Industries, Inc., a New Jersey corporation (the “Company”), have acted as counsel to the Company in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (a) Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-211259) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) the prospectus included therein and (c) the prospectus supplements, each dated April 17, 2018, filed with the Commission on April 17, 2018 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and (ii) the offering and sales of (a) 12,669,491 shares (the “Shares”) of common stock, par value $1.25 per share (the “Common Stock”) and (b) 5,750,000 Equity Units (the “Equity Units”), with each Equity Unit consisting of a purchase contract  (the “Purchase Contract”) to purchase shares of the Company’s common stock (the “Underlying Common Stock”) and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2018 Series A 3.70% Remarketable Junior Subordinated Notes due 2031 (the “Notes”).

The Notes are being issued pursuant to the Indenture dated as of April 23, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto, dated April 23, 2018, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.  The Purchase Contracts are being issued pursuant to a Purchase Contract and Pledge Agreement between the Company and U.S. Bank National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary (the “Purchase Contract Agreement” and, together with the Indenture, the Equity Units, the Purchase Contracts and the Notes, the “Transaction Documents”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of a form of the Junior Subordinated Base Indenture, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

April 23, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1.          The Company is duly incorporated, is validly existing and in good standing under the laws of the State of New Jersey and has all requisite power to execute, deliver and perform its obligations under the Transaction Documents.

2.          All necessary corporate action has been taken by the Company to authorize the execution and delivery of the Transaction Documents and the performance of the Company’s obligations thereunder.

3.           The Transaction Documents have been duly executed and delivered, to the extent such matters are governed by New Jersey law.

4.          The Shares and the Underlying Common Stock, when issued against payment therefor as set forth in the Registration Statement and the applicable Prospectus Supplement, will be validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New Jersey and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New Jersey, the United States of America and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplements. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  Melissa Orsen
Name: Melissa Orsen
Title:   Senior Vice President, General Counsel